Exhibit 99.2

Nasdaq Letterhead

By Facsimile and First Class Mail

October 1, 2004

J. Raymond Bilbao
Senior Vice President, General Counsel & Secretary
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Rjchardson, Texas 75081

Re:	Remote Dynamics, Inc. (the “Company”) Nasdaq Symbol: REDI

Dear Mr. Bilbao:

For the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until March 30, 2005, to regain compliance.1 If, at any time before March 30, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.2

If compliance with this Rule cannot be demonstrated by March 30, 2005, Staff wi11 determine whether the Company meets The Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. Thereafter, if the Company has not regained compliance within the second 180 day compliance period, but satisfies the initial inclusion criteria, it may be afforded an additional compliance period, up to its next shareholder meeting, provided the Company commits: (1) to seek shareholder approval for a reverse stock split at or before its next shareholder meeting and (2) to promptly thereafter effect the reverse stock split.3 The

[1]	The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

[2]	Marketplace Rule 4310(c)(8)(E) states that, “Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”

[3]	Nasdaq would generally expect the reverse stock split to be effected as soon as practical given regulatory notification requirements. In that regard, Nasdaq requires the filing of the Notification Form: Listing of Additional

J. Raymond Bilbao
October 1, 2004

shareholder meeting to seek such approval must occur no later than two years from the date of this letter. If the Company does not regain compliance with the Rule and is not eligible for an additional compliance period, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to delist its securities to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification letter within four business days.4 According1y, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federa1 securities laws.

If you have any questions. please do not hesitate to contact me at (301) 978-8048.

Sincerely,

Marilyn Bacot
Senior Analyst
Nasdaq Listing Qualifications

Shares 10 calendar days prior to the record date for a reverse stock split. This notification should be filed prior to the shareholder meeting so as to expedite the completion of the reverse stock split. The notification form can be found at http://www.nasdaq.com/about/listing_information.stm.

[4]	See, SEC Release No. 34-49424.